UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

_______________________

Date of Report

(Date of earliest

event reported):               April 10, 2015

              Hudson Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-50129	59-3547281
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

560 Lexington Avenue, New York, New York  10022

(Address of principal executive offices, including zip code)

  (212) 351-7300

(Registrant’s telephone number, including area code)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2015, the Board of Directors (the “Board of Directors”) of Hudson Global, Inc. (the “Company”) elected Stephen A. Nolan as Chief Executive Officer of the Company effective May 13, 2015.  Mr. Nolan, who is 54, has served as Executive Vice President and Chief Financial Officer of the Company since 2013 and served as Corporate Controller from 2013 until March 2015, with overall responsibility for the Company's accounting, finance, treasury, IT and related risk management functions. Mr. Nolan will continue as the Chief Financial Officer until a successor is named. Mr. Nolan has more than 30 years of experience in finance, operations and strategic planning. From 2004 to 2012, he served as the Chief Financial Officer at Adecco Group North America, a $5 billion staffing and human capital division of the global workforce solutions company, Adecco S.A. Previously, Mr. Nolan served as Chief Financial Officer North America for DHL Global Forwarding from 2001 until 2004. Prior to that, he served in a variety of finance and strategic development roles, including 15 years at Reckitt Benckiser Inc., a global household, health and personal care products company. Mr. Nolan is a Chartered Accountant and began his career as Audit Senior with PricewaterhouseCoopers in Ireland.

On April 10, 2015, the Company provided notice to Manuel Marquez, Chairman and Chief Executive Officer of the Company, that his employment agreement with the Company would not be renewed. Upon the expiration of his employment agreement on May 12, 1015, Mr. Marquez will cease to be Chairman and Chief Executive Officer and, pursuant to the Company’s Amended and Restated By-Laws, a director of the Company. On April 16, 2015, the Board of Directors elected David G. Offensend, the Company’s independent lead director, as Chairman of the Board effective May 13, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON GLOBAL, INC.

Date: April 16, 2015	By:	/s/ Latham Williams
Latham Williams
Corporate Secretary

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